UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 23, 2022

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TPI Composites, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-37839	20-1590775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100

Scottsdale, Arizona 85253

(Address of Principal Executive Offices) (Zip Code)

(480) 305-8910

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	TPIC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ryan Miller as Chief Financial Officer.

On May 23, 2022, TPI Composites, Inc. (the Company), announced the appointment of Ryan Miller as the Company’s new Chief Financial Officer, effective May 23, 2022.

Prior to joining the Company, Ryan Miller, age 47, served as the Vice President and Chief Financial Officer of the Avionics Division of Collins Aerospace from November 2018 to February 2022. Mr. Miller served as the Vice President and Controller of the Commercial Systems Division of Rockwell Collins from April 2017 to November 2018 and Vice President, Investor Relations from October 2013 to April 2017. Mr. Miller served in various financial leadership roles at Rockwell Collins prior thereto and also worked for Deloitte & Touche LLP as an audit manager. Mr. Miller holds a Bachelor of Arts degree in Accounting from the University of Northern Iowa and a Master of Business Administration from the University of Tennessee.

Mr. Miller will be entitled to an annual base salary of $500,000 (subject to periodic increases at the Company’s discretion) and the opportunity to participate in the Company’s annual cash incentive bonus program, with a target bonus percentage of 65% of his annual base salary (prorated for days of service in his year of appointment). Mr. Miller will be granted a stock option award with a total value of $375,000 on his hire date. The stock option will vest over four years (25% on the first anniversary date of the grant date and 6.25% each quarter thereafter), subject to Mr. Miller’s continued employment. Mr. Miller also will be granted a time-based restricted stock unit award with a total value of $375,000 on his hire date. 25% of the restricted stock unit award will vest on each of the first, second, third and fourth annual anniversaries of the grant date, subject to Mr. Miller’s continuous service with the Company through such vesting dates. Mr. Miller also will be eligible to participate in the Company’s standard employee benefit programs and will be entitled to benefits consistent with those provided to other senior executives of the Company and any other benefits that the Company may, in its sole discretion, elect to grant to him from time to time.

In the event of a termination of employment by the Company “without cause” or for “good reason” by Mr. Miller (each as defined in Mr. Miller’s employment agreement) and not involving a change of control of the Company, subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, Mr. Miller will receive cash severance equal to 12 months’ salary continuation, and up to 12 monthly cash payments equal to the Company’s monthly contribution for Mr. Miller’s health insurance.

In the event Mr. Miller is terminated by the Company “without cause” or “for good reason” by Mr. Miller, within 12 months following a change in control of the Company, subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, Mr. Miller will not be entitled to the severance benefits described above, but will instead be entitled to the following: (i) a lump sum cash severance payment equal to 100% of his base salary and 100% of his annual target bonus, (ii) up to 12 monthly cash payments equal to the Company’s monthly contribution for Mr. Miller’s health insurance, (iii) for all outstanding and unvested equity awards of the Company subject to time-based vesting held by Mr. Miller, full accelerated vesting of such awards, with a post-termination exercise period, if applicable, of one year and (iv) for all outstanding and unvested equity awards of the Company subject to performance-based vesting held by Mr. Miller, fully accelerated vesting of such awards to the extent the applicable performance goals have been met at such time. The foregoing description of Mr. Miller’s employment agreement is qualified in its entirety by the terms of such agreement, the form of which has been previously filed with the Securities and Exchange Commission on February 25, 2021 as Exhibit 10.21 to the Company’s Form 10-K, and which is incorporated herein by reference.

On May 23, 2022, the Company issued a press release regarding Mr. Miller’s appointment as Chief Financial Officer, which is included as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated May 23, 2022, announcing the appointment of Ryan Miller as Chief Financial Officer
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPI Composites, Inc.

Date: May 23, 2022	By:	/s/ William E. Siwek
William E. Siwek
President and Chief Executive Officer